LIQUIDITY SERVICES ANNOUNCES SECOND QUARTER FISCAL YEAR 2020 FINANCIAL RESULTS
•GMV of $144.3 million -- GAAP Revenue of $52.8 million -- GAAP Net Loss of $4.2 million
•Non-GAAP Adjusted EBITDA of $(1.6) million
•Online marketplace platform provides safe, effective commerce solutions during COVID-19 pandemic

Bethesda, MD - May 7, 2020 - Liquidity Services (NASDAQ: LQDT; www.liquidityservices.com), a global solution provider in the reverse supply chain with the world’s largest marketplace for business surplus, today announced financial results for the second quarter fiscal year 2020 ended March 31, 2020. The Company's Q2-FY20 performance was within the guidance range for GAAP Net Loss, GAAP EPS, Non-GAAP Adjusted EBITDA and Non-GAAP Adjusted EPS. Gross Merchandise Volume (GMV) of $144.3 million was slightly below the $145.0 million low end of guidance range.

"We are humbled by and very proud of our team’s efforts to collaborate and quickly adapt during these unprecedented times to support our customers and continue to deliver value. Our primary focus during the global pandemic and resulting economic crisis is to help our sellers monetize assets and generate liquidity in a safe and reliable manner, while providing buyers online access to the inventory and equipment they require to meet their business needs. By leveraging our marketplace solutions to find, buy, pay for and ship assets, commercial and government customers are able to conduct commerce safely and efficiently,” said Bill Angrick, Chairman and CEO of Liquidity Services.

“Our results for the second quarter fiscal year 2020 were largely aligned with our expectations through mid-March. The last two weeks of March were impacted by the economic fallout surrounding the COVID-19 pandemic which had an adverse impact on our overall results. Our RSCG segment grew GMV by 6% over the prior year period despite declines in seller activity at the end of the quarter as online retailers prioritized their attention and resources to meet demand almost exclusively for essential goods. We also saw mixed buyer demand with some buyers increasing their average purchases and some decreasing, depending on varying circumstances. Prior to this slow down, we experienced strong volume in our RSCG segment from existing sellers and launched new programs with both mid-sized and large retailers and we continue to see strong buyer demand for retail goods in our Liquidation.com marketplace. In our CAG segment, we saw a significant slowdown early in the quarter as travel restrictions and facility closures in China interrupted supply from sellers and prevented buyers from inspecting goods already for sale. This trend affected our EMEA and North American regions in March as the pandemic spread. We are starting to see seller facilities reopen across the globe and anticipate activity will increase steadily as long as governments continue to reduce restrictions related to COVID-19. Our GovDeals segment was on track to report record second quarter GMV, but volume from sellers slowed significantly during the last two weeks of March as governments enacted shelter-in-place orders and facility closures. This also prevented buyer pickups and their ability to complete related transactions. We are starting to see an increase in activity as governments prepare to reopen facilities in the coming weeks. Our Machinio segment revenue grew 24% over the prior year despite a slow-down in traffic during March as equipment buyers, many of whom are small businesses, waited for better visibility on the depth of the economic downturn," continued Angrick.

During Q2-FY20 we further enhanced our new consolidated marketplace, AllSurplus.com, including the addition of new self-service features that enable a low-touch solution to sell assets online which eliminates the need for live, in-person exchanges. We have seen early adoption of this model from sellers that have historically relied on our traditional, managed-services approach as they shift to primarily cloud-based business processes. In early March we began to transition our marketing focus from legacy marketplaces to AllSurplus and have seen a 92% increase in traffic from targeted buyers and a related increase in transactions completed through the new marketplace. We believe our self-service solution over time will be an attractive growth opportunity as business sellers and buyers adapt to social distancing guidelines due to the pandemic. Moreover, by aggregating supply on AllSurplus, we are providing buyers and sellers more opportunities to quickly transact across a wide array of products, including heavy equipment, energy and manufacturing equipment.

The company exited the quarter with a cash position of $51.8 million and zero debt.

Q2-FY20 Impact of COVID-19 Pandemic
"During one of the most difficult times in global markets, Liquidity Services has responded quickly to protect our employees, our sellers and buyers, and our shareholders," said Angrick. "We are witnessing shining examples of our team’s ability to consistently show our customers that we are the most reliable partner for delivering results in the reverse supply chain, no matter the circumstances. We believe we are well-positioned to weather the global impacts of COVID-19 and that the strength of our online platform and the ingenuity of our team will enable us to adapt and solve the evolving challenges of our sellers and buyers across the industries we serve."

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The following are a few examples of our commitment to our mission during this unprecedented time:

•We immediately took numerous steps to help customers and employees practice social distancing and other safety measures in keeping with current health-expert recommendations:
•instituted work-from-home measures for all employees except essential warehouse and call center employees;
•created safe work environments for those coming into facilities including social distancing enforcement, skeleton crews, and regular cleanings;
•implemented new safety procedures for buyer pickups at our warehouse facilities and reduced shipping fees on parcels to limit person-to-person contact; and
•enforced travel restrictions on all employees and leveraged video conference technology.

•In mid-March, we acted quickly and aggressively to conserve resources in April by taking the following temporary actions:
◦eliminating CEO salary payments and reducing executive salaries by 50%;
◦implementing material furloughs and salary reductions in line with reduced business activity;
◦eliminating cash compensation for members of the Board of Directors;
◦restricting travel and related expenses;
◦delaying some immediate investments in our technology platform; and
◦addressing more flexible payment terms with vendors and service providers.

Second Quarter Consolidated Operating and Earnings Results
The Company reported Q2-FY20 GMV of $144.3 million, down from $155.4 million in the prior year’s comparable period, including the completion of the DoD Scrap contract. GMV is an operating measure of the total sales value of all merchandise sold by us or our sellers through our marketplaces and other channels during a given period of time. GAAP Revenue for Q2-FY20 was $52.8 million, down from $56.8 million in the prior year. GMV declined 7.1% and GAAP Revenue declined 7.0% compared to the prior year, inclusive of the completion of the DoD Scrap contract. GAAP Net Loss for Q2-FY20 was $4.2 million, which resulted in a diluted loss per share of $0.13 based on a weighted average of 33.6 million diluted shares outstanding, compared to GAAP Net Loss of $4.4 million and $0.13 respectively, in the prior year. Our Non-GAAP adjusted net loss excludes stock compensation expense, impairment and business realignment expenses, acquisition costs, deferred revenue purchase accounting adjustments, fair value adjustments to acquisition earn-outs, and the estimated impact of income taxes on these Non-GAAP adjustments and non-recurring tax adjustments. For Q2-FY20 our non-GAAP adjusted net loss was $3.2 million or $0.10 adjusted diluted loss per share, a decrease compared to the prior year period non-GAAP adjusted net loss of $0.7 million and $0.02 adjusted diluted loss per share.

Non-GAAP Adjusted EBITDA, which excludes stock-based compensation expense, acquisition costs such as transaction expenses and changes in earn-out estimates, business realignment expense, deferred revenue purchase accounting adjustments, and goodwill and long-lived asset impairment, was a loss of $1.6 million, a decline from the same period last year of positive $0.9 million.

Q2-FY20 comparative year-over-year consolidated financial results reflect the impact of COVID-19, completion of the DoD Scrap contract, and reduced operating expenses. GMV in our RSCG segment increased 6% compared to the prior year despite slowing of seller activity in late March and mixed buyer demand as shutdown policies were enacted. GMV in our GovDeals segment decreased by 0.3%, which reflects the impact of government facilities in the US and Canada being shut down in mid-March, thereby limiting seller volume on our marketplace and preventing buyers from picking up assets. Our CAG segment GMV declined 28%, excluding our DoD Scrap contract, as activity in APAC was significantly reduced as seller facilities closed during January and February. In March, activity in APAC began to increase but it slowed in EMEA and North America as the pandemic spread. The actions we took to reduce operation expenses as a result of the COVID-19 pandemic did not impact Q2-FY20, but overall, technology and operations expenses were lower than the prior period while sales and marketing expenses increased.

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Second Quarter Segment Operating and Earnings Results
We present operating results in four reportable segments: GovDeals, RSCG, CAG and Machinio. Each segment currently offers separately branded marketplaces to enable sellers to achieve channel marketing objectives to reach buyers. Across our segments, we offer our sellers various pricing and transaction models and a suite of services, and our revenues vary depending upon the pricing models employed and the level of service selected by sellers.

Our Q2-FY20 segment results are as follows (unaudited, in millions):

	Three Months Ended March 31,		Six Months Ended March 31,
	2020	2019	2020	2019
GovDeals[1]:
GMV	$77.2	$77.4	$156.3	$153.7
Revenue	$7.8	$7.7	$15.8	$15.4
Gross profit	$7.3	$7.0	$14.7	$14.1

RSCG:
GMV	$44.3	$41.9	$84.2	$77.3
Revenue	$36.3	$34.0	$68.0	$63.5
Gross profit	$12.4	$12.3	$22.7	$21.8

CAG[2]:
GMV	$22.8	$36.1	$52.4	$82.4
Revenue	$7.0	$13.7	$15.0	$29.2
Gross profit	$4.9	$8.6	$10.7	$17.5

Machinio:
GMV	$—	$—	$—	$—
Revenue	$1.7	$1.4	$3.6	$2.4
Gross profit	$1.6	$1.3	$3.4	$2.1

Corporate & Other[3]:
GMV	$—	$—	$—	$0.5
Revenue	$—	$—	$—	$0.5
Gross profit	$—	$—	$—	$0.1

Consolidated:
GMV	$144.3	$155.4	$292.9	$313.9
Revenue	$52.8	$56.8	$102.3	$110.9
Gross profit	$26.2	$29.2	$51.5	$55.7

1GovDeals consists of the state and municipal government business. Through Q4 FY19 this includes commercial self-directed GMV as part of our Auction Deals marketplace, which beginning in Q1 FY20 is reflected in the CAG segment.
2CAG consists of our energy and industrial commercial verticals, our DoD Scrap contract, and beginning in Q1 FY20 commercial transactions within our unified marketplace, which was previously referred to as AuctionDeals.
3Corporate & Other primarily consists of the Company's former IronDirect operating segment, which was wound-down in January 2019, and is not individually significant, and elimination adjustments.

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Additional Second Quarter 2020 Operational Results
•Registered Buyers — At the end of Q2-FY20, registered buyers totaled approximately 3,675,000, representing a 2.7% increase over the approximately 3,580,000 registered buyers at the end of Q2-FY19.
•Auction Participants — Auction participants, defined as registered buyers who have bid in an auction during the period (a registered buyer who bids in more than one auction is counted as an auction participant in each auction in which he or she bids), decreased to approximately 490,000 in Q2-FY20, a 9.3% decrease from the approximately 540,000 auction participants in Q2-FY19.
•Completed Transactions — Completed transactions decreased to approximately 150,000, a 2.0% decrease for Q2-FY20 from the approximately 153,000 completed transactions in Q2-FY19.

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Business Outlook
We anticipate that our Q3-FY20 results will be negatively impacted by the COVID-19 global pandemic, which has significantly affected the global economy. The flow of assets into our network of marketplaces has been hindered across all business segments as a direct correlation to "shelter-in-place" orders and the resulting closure of seller facilities and the reduced ability of their employees to process assets and buyers to pick-up or arrange for shipping of assets. Despite the economic downturn, our long-term positioning remains strong as our self-service solutions and online platform provide value to sellers and buyers. In the short-term, cost control measures are helping to partially mitigate the impact of lower volumes.

Our RSCG segment expects to continue to support retailer needs, including online retailers, through our Liquidation.com marketplace even if at a lower than average volume in the short-term. As long as we can ensure the safety of our employees, we will maintain our warehouse operations in support of the essential supply-chain needs of our sellers and buyers. As the pandemic restrictions subside, we expect retailers to address their reverse supply chain needs in a more comprehensive way, turning to third-party vendors such as ourselves to address any accumulation of returns or excess inventory during the shelter-in-place and safer-at-home phases of the pandemic.

We expect lower volume from our GovDeals segment until state government re-opening phases take place. As the economy re-opens and the business climate improves, we believe our government sellers will resume their selling activity over time.

We also expect our CAG segment to see reduced volumes as many seller facilities are closed and restrict buyer inspection of assets, asset pick-up, and in many cases, employee cataloging of assets for sale. Yet, we believe the need for liquidity from our sellers in the CAG segment and the demand for value-priced equipment from our buyers will create future, positive conditions of supply and demand within our CAG segment. Our pipeline for Q4-FY20 is growing as long as restrictions related to COVID-19 continue to loosen. We have a longstanding market-maker reputation for selling high-value equipment globally across numerous industries and will continue to support the needs of our traditional seller base. At the same time, we will offer sellers our new, expanded, and timely solution to sell-in-place with our self-service, low-touch solution on AllSurplus.com, which aligns with our long term strategy.

The likelihood, magnitude and timing of these events across our segments are difficult to predict and we expect to be negatively impacted by a lower number of transactions on our marketplaces in the short-term, and possibly longer, which will have an adverse effect on our operations and cash flows. We will therefore not provide quarterly guidance, nor are we able to provide longer term guidance despite our views on potentially positive future trends within our segments.

In the longer term we are highly focused on creating the efficiencies for ourselves, our sellers and our buyers by focusing on the people, processes and technologies that will deliver optimal liquidity in the reverse supply chain and further enable our growth through an asset light, low-touch self-service marketplace solution.

These forward-looking statements reflect the trends and assumptions for Q3-FY20 compared to the prior year comparable period and as an impact of the COVID-19 global pandemic:

1.deflated results in our GovDeals segment for the near-term as government facilities remain closed and employees work remotely. We anticipate receiving a backlog of volume from government agencies when employees are able to return to facilities but that timing and the overall financial impact to state and local government agencies from the pandemic remains unknown;
2.resilient yet dampened performance in our RSCG segment as retailers are focused on processing essential goods and all other activity, including returns management, is secondary. We anticipate a backlog of consumer returns, seasonal items and shelf-pulls once retail operations are able to return to normal capacity;
3.continued uncertainty in our CAG segment as seller facilities remain closed for asset cataloging, inspection and buyer pickup for most industries;
4.decrease in our cash position in May as we expect settlements for auctions closed in March to be higher than revenue generated in April. The cash position for May and June will depend on volume of revenue generated during those months, which is uncertain at this time;
5.increased adoption of our self-service model, which proves to be the safest and most effective transaction model during COVID-19, which could sustain volumes of assets sold for certain industries;
6.stable buyer interest yet lower average pricing for assets across our segments as buyers take conservative approach to spending;
7.reduced operating expenses as we continue to operate with a reduced workforce, lower or delayed vendor and lease fees, and salary reductions; and
8.we do not anticipate the Coronavirus Aid, Relief, and Economic Security Act (the "CARES Act") will have a material impact on our provision for income taxes in the future.

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While we remain confident in our long-term strategy, the long-term value and the need for our services, and in our liquidity position, we are unable to accurately predict the extent to which the global COVID-19 pandemic will impact our business operations, financial performance and results of operations for its third quarter fiscal year 2020.

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Liquidity Services
Reconciliation of GAAP to Non-GAAP Measures

Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA. Non-GAAP EBITDA is a supplemental non-GAAP financial measure and is equal to net loss plus interest and other expense, net; provision (benefit) for income taxes; and depreciation and amortization. Our definition of Non-GAAP Adjusted EBITDA differs from Non-GAAP EBITDA because we further adjust Non-GAAP EBITDA for stock-based compensation expense, acquisition costs such as transaction expenses and changes in earn-out estimates, business realignment expense, deferred revenue purchase accounting adjustments, and goodwill and long-lived asset impairment.

	Three Months Ended March 31,		Six Months Ended March 31,
	2020	2019	2020	2019
	(Unaudited)
Net loss	$(4,238)	$(4,362)	$(9,434)	$(9,384)
Interest and other income, net[1]	(167)	(376)	(332)	(608)
Provision for income taxes	43	328	501	594
Depreciation and amortization	1,577	1,165	3,149	2,369
EBITDA	(2,785)	(3,245)	(6,116)	(7,029)
Stock compensation expense[2]	1,231	2,581	2,270	4,094
Acquisition costs and impairment of long-lived assets[3]	—	38	5	119
Business realignment expenses[3,4]	—	5	—	39
Fair value adjustments to acquisition earn-outs[3]	—	1,300	200	1,400
Deferred revenue purchase accounting adjustment	—	258	3	690
Adjusted EBITDA	$(1,554)	$937	$(3,638)	$(687)

1 Represents Interest and other income, net, per the Statement of Operations, excluding the non-service components of net periodic pension (benefit) expense.
2 Excludes the impact of forfeitures of stock awards by employees terminated by business realignment actions, which is included in the business realignment expenses line. There were no impacts for the three and six months ended March 31, 2020 and 2019.
3 Acquisition costs, impairment of long-lived assets, fair value adjustments to acquisition earn-outs, and business realignment expenses are components of Other operating expenses on the Statements of Operations.
4 Business realignment expense includes the amounts accounted for as exit costs under ASC 420 as described in Note 10 to the Consolidated Financial Statements, and the related impacts of business realignment actions subject to other accounting guidance. There were no related impacts for the three and six months ended March 31, 2020 and 2019.

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Non-GAAP Adjusted Net Loss and Non-GAAP Adjusted Basic and Diluted Earnings Per Share. Non-GAAP Adjusted Net Loss is a supplemental non-GAAP financial measure and is equal to net loss plus stock compensation expense, impairment and business realignment expenses, acquisition costs, deferred revenue purchase accounting adjustments, fair value adjustments to acquisition earn-outs, and the estimated impact of income taxes on these non-GAAP adjustments and non-recurring tax adjustments. Adjusted basic and diluted loss per share are determined using Non-GAAP Adjusted Net Loss. For Q2-FY20 the tax rate used to estimate the impact of income taxes on the non-GAAP adjustments was 17.9% compared to 12.9% used for the Q2-FY19 results. The 17.9% tax rate excludes the impact of the charge to our U.S. valuation allowance.

	Three Months Ended March 31,		Six Months Ended March 31,
	2020	2019	2020	2019
(Dollars in thousands, except per share data)	(Unaudited)
Net loss	$(4,238)	$(4,362)	$(9,434)	$(9,384)
Stock compensation expense	1,231	2,581	2,270	4,094
Acquisition costs and impairment of long-lived assets*	—	38	5	119
Business realignment expenses*	—	5	—	39
Fair value adjustment to acquisition earn-outs*	—	1,300	200	1,400
Deferred revenue purchase accounting adjustment	—	258	3	690
Income tax impact of adjustments	(220)	(539)	(444)	(818)
Adjusted net loss	$(3,227)	$(719)	$(7,400)	$(3,860)
Adjusted basic and diluted loss per common share	(0.10)	(0.02)	(0.22)	(0.12)
Basic and diluted weighted average shares outstanding	33,624,889	32,987,608	33,584,844	32,896,890
*Acquisition costs and impairment of long-lived assets, business realignment expenses, and fair value adjustments to acquisition earn-outs, which are excluded from Adjusted EBITDA, are included in Other operating expenses on the Statements of Operations.

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Q2-FY20 Conference Call
The Company will host a conference call to discuss this quarter's results at 10:30 a.m. Eastern Time today. Investors and other interested parties may access the teleconference by dialing (844) 795-4614 or (661) 378-9639 and providing conference identification number 3795296. A live web cast of the conference call will be provided on the Company's investor relations website at http://investors.liquidityservices.com. An archive of the web cast will be available on the Company's website until May 6, 2021 at 1:30 p.m. ET. An audio replay of the teleconference will also be available until May 21, 2020 at 1:30 p.m. ET. To listen to the replay, dial (855) 859-2056 or (404) 537-3406 and provide conference identification number 3795296. Both replays will be available starting at 1:30 p.m. ET on the day of the call.

Non-GAAP Measures
To supplement our consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP measures of certain components of financial performance. These non-GAAP measures include earnings before interest, taxes, depreciation and amortization (EBITDA), Adjusted EBITDA, Adjusted Net Loss and Adjusted Earnings per Share. These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance and prospects for the future. We use EBITDA and Adjusted EBITDA: (a) as measurements of operating performance because they assist us in comparing our operating performance on a consistent basis as they do not reflect the impact of items not directly resulting from our core operations; (b) for planning purposes, including the preparation of our internal annual operating budget; (c) to allocate resources to enhance the financial performance of our business; (d) to evaluate the effectiveness of our operational strategies; and (e) to evaluate our capacity to fund capital expenditures and expand our business. Adjusted EPS is the result of our adjusted net loss and diluted shares outstanding.

We believe these non-GAAP measures provide useful information to both management and investors by excluding certain expenses that may not be indicative of our core operating measures. In addition, because we have historically reported certain non-GAAP measures to investors, we believe the inclusion of non-GAAP measures provides consistency in our financial reporting. These measures should be considered in addition to financial information prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. A reconciliation of all historical non-GAAP measures included in this press release, to the most directly comparable GAAP measures, may be found in the financial tables included in this press release.

We are not providing a reconciliation of our guidance for Non-GAAP Adjusted EBITDA and Non-GAAP Adjusted EBITDA EPS to our guidance for GAAP Net Loss and GAAP Diluted EPS, respectively, because this reconciliation would require us to make projections regarding the amount of stock-based compensation expense and benefit for income taxes, which are reconciling items between GAAP Net Loss and Adjusted EBITDA, as well as the impact of foreign currency fluctuations. These items will impact net income and are out of our control and/or cannot be reasonably predicted due to their high variability and complexity, and inherent uncertainty. For example, equity compensation expense would be difficult to predict because it depends on our future hiring and retention needs, as well as the future fair market value of our common stock, all of which are subject to constant change. As a result, the reconciliation is not possible without unreasonable efforts. In addition, we believe such reconciliations could imply a degree of precision that might be confusing or misleading to investors. The actual effect of the reconciling items that we exclude from Adjusted EBITDA, when determined, may be significant to the calculation of GAAP Net Loss.  As a result, there can be no assurance that such reconciling items will not materially affect our future GAAP Net Loss or GAAP Diluted EPS.

Supplemental Operating Data
To supplement our consolidated financial statements presented in accordance with GAAP, we use certain supplemental operating data as a measure of certain components of operating performance. We review GMV because it provides a measure of the volume of goods being sold in our marketplaces and thus the activity of those marketplaces. GMV and our other supplemental operating data, including registered buyers, auction participants and completed transactions, also provide a means to evaluate the effectiveness of investments that we have made and continue to make in the areas of seller and buyer support, value-added services, product development, sales and marketing and operations. Therefore, we believe this supplemental operating data provides useful information to both management and investors. In addition, because we have historically reported certain supplemental operating data to investors, we believe the inclusion of this supplemental operating data provides consistency in our financial reporting. This data should be considered in addition to financial information prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

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Forward-Looking Statements
This document contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These statements include, but are not limited to, statements regarding the Company’s business outlook and RISE strategy; the beta testing of our new consolidated marketplace on our core e-commerce technology platform; the migration of our retail marketplace to our core e-commerce technology platform; expected benefits of our RISE strategy; expected future effective tax rates; and trends and assumptions about future periods. You can identify forward-looking statements by terminology such as "may," "will," "should," "could," "would," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continues" or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

There are several risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements in this document. Important factors that could cause our actual results to differ materially from those expressed as forward-looking statements are set forth in our filings with the SEC from time to time, and include, among others, changes in political, business and economic conditions, regional or general economic downturn or crisis and any conditions that affect e-commerce growth or cross-border trade; the impact of the coronavirus pandemic on our Company, our employees, our sellers and buyers, and global supply chains; disruptions of transactions due to the coronavirus pandemic, including the impact of such disruptions on the Company’s ability to generate profits, stabilize or grow GMV or accurately forecast transactions; disruptions in the Company’s workforce as a results of the Company’s efforts to limit of the impact of the coronavirus pandemic on the Company’s operations and financial condition; the company's need to successfully react to the increasing importance of mobile commerce; digital marketing and data analytics; our dependence on our contract with Amazon for a significant portion of our inventory; variability in business related to mix, timing, and volume of supply; speed of recovery following natural disasters and severe weather; intense competition in our lines of business; our ability to successfully expand the supply of merchandise available for sale on our online marketplaces; our ability to attract and retain active professional buyers to purchase this merchandise; the timing and success of upgrades to our technology infrastructure; our ability to successfully integrate the Machinio operations with our business and realize the anticipated benefits; our management reorganization and our ability to retain key employees; business realignment costs related to severance and relocation of offices and facilities; our ability to attract and retain key employees; our ability to raise additional capital as and when required; our ability to timely upgrade and develop our technology systems, infrastructure and customer service capabilities at reasonable cost while maintaining site stability and performance and adding new products and features; our ability to enhance and improve our newly launched e-commerce technology platform and support services provided on this platform in a timely manner, our ability to price services to meet market demand; our reliance on third-party technology, such as Microsoft Azure cloud computing services and Oracle Fusion for enterprise resource planning and disruption to these cloud services or our ability to continue to license these cloud services to run our business or our ability to successfully configure these services to our business needs could expose us to performance claims as well as cause significant harm to our brand and reputation, which could impact our future sales; and the success of our RISE strategy, including the success of the launch of our anticipated consolidated marketplace, the implementation of the marketing-tech-enhanced improvements to this marketplace and the realization of anticipated benefits from these actions; and the risks and uncertainties set forth in the Company's Annual Report on Form 10-K for the year ended September 30, 2019, and Quarterly Report on Form 10-Q for the quarter ended December 31, 2019, which is available on the SEC and Company websites. There may be other factors of which we are currently unaware or which we deem immaterial that may cause our actual results to differ materially from the forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this document and are expressly qualified in their entirety by the cautionary statements included in this document. Except as may be required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect events or circumstances occurring after the date of this document or to reflect the occurrence of unanticipated events.

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About Liquidity Services
Liquidity Services (NASDAQ: LQDT) operates a network of leading e-commerce marketplaces that enable buyers and sellers to transact in an efficient, automated environment offering over 500 product categories. The Company employs innovative e-commerce marketplace solutions to manage, value and sell inventory and equipment for business and government sellers. Our superior service, unmatched scale and ability to deliver results enable us to forge trusted, long-term relationships with over 14,000 sellers worldwide. With over $8 billion in completed transactions, and over 3.6 million buyers in almost 200 countries and territories, we are the proven leader in delivering smart commerce solutions. Visit us at LiquidityServices.com.

Contact:
Julie Davis
Senior Director, Investor Relations
202.467.6868 ext. 2234
julie.davis@liquidityservices.com

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Liquidity Services and Subsidiaries
Unaudited Consolidated Balance Sheets
(Dollars in Thousands)

	March 31, 2020	September 30, 2019
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$41,816	$36,497
Short-term investments	10,000	30,000
Accounts receivable, net of allowance for doubtful accounts of $291 and $291	5,972	6,704
Inventory, net	8,491	5,843
Prepaid taxes and tax refund receivable	3,399	2,531
Prepaid expenses and other current assets	6,168	8,350
Total current assets	75,846	89,925
Property and equipment, net of accumulated depreciation of $12,682 and $10,566	18,940	18,846
Operating lease assets	10,437	—
Intangible assets, net	5,417	6,043
Goodwill	59,530	59,467
Deferred tax assets	836	866
Other assets	11,066	12,136
Total assets	$182,072	$187,283
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$19,166	$15,051
Accrued expenses and other current liabilities	17,214	28,794
Current portion of operating lease liabilities	4,635	—
Distributions payable	—	1,675
Deferred revenue	2,960	3,049
Payables to sellers	21,366	20,253
Total current liabilities	65,341	68,822
Operating lease liabilities	6,539	—
Deferred taxes and other long-term liabilities	2,080	2,286
Total liabilities	73,960	71,108
Commitments and contingencies (Note 11)	0	0
Stockholders’ equity:
Common stock, $0.001 par value; 120,000,000 shares authorized; 33,988,798 shares issued and outstanding at March 31, 2020; 33,687,115 shares issued and outstanding at September 30, 2019	34	34
Additional paid-in capital	244,527	242,686
Accumulated other comprehensive loss	(8,443)	(7,973)
Accumulated deficit	(128,006)	(118,572)
Total stockholders’ equity	108,112	116,175
Total liabilities and stockholders’ equity	$182,072	$187,283

Liquidity Services and Subsidiaries
Unaudited Consolidated Statements of Operations
(Dollars in Thousands, Except Per Share Data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2020	2019	2020	2019
	(Unaudited)
Revenue	$35,203	$37,355	$65,552	$73,090
Fee revenue	17,621	19,445	36,776	37,763
Total revenue	52,824	56,800	102,328	110,853
Costs and expenses from operations:
Cost of goods sold (excludes depreciation and amortization)	26,619	24,807	50,795	49,763
Seller distributions	—	2,775	—	5,399
Technology and operations	11,586	13,429	22,827	25,953
Sales and marketing	10,109	9,135	19,714	18,116
General and administrative	7,397	8,624	15,104	17,258
Depreciation and amortization	1,577	1,165	3,149	2,369
Other operating (income) expenses	(12)	1,350	181	1,555
Total costs and expenses	57,276	61,285	111,770	120,413
Loss from operations	(4,452)	(4,485)	(9,442)	(9,560)
Interest and other income, net	(257)	(451)	(509)	(770)
Loss before provision for income taxes	(4,195)	(4,034)	(8,933)	(8,790)
Provision for income taxes	43	328	501	594
Net loss	$(4,238)	$(4,362)	$(9,434)	$(9,384)
Basic and diluted loss per common share	$(0.13)	$(0.13)	$(0.28)	$(0.29)
Basic and diluted weighted average shares outstanding	33,624,889	32,987,608	33,584,844	32,896,890

Liquidity Services and Subsidiaries
Unaudited Consolidated Statements of Cash Flows
(Dollars in Thousands)

	Six Months Ended March 31,
	2020	2019
	(Unaudited)
Operating activities
Net loss	$(9,434)	$(9,384)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,149	2,369
Stock compensation expense	2,270	4,094
Provision for doubtful accounts	66	126
Deferred tax provision	362	81
Gain on disposal of property and equipment	(25)	(6)
Change in fair value of earnout liability	200	1,400
Changes in operating assets and liabilities:
Accounts receivable	666	(1,425)
Inventory	(2,648)	(2,937)
Prepaid and deferred taxes	(869)	(46)
Prepaid expenses and other assets	2,337	(352)
Operating lease assets and liabilities	(174)	—
Accounts payable	4,116	(2,733)
Accrued expenses and other current liabilities	(10,060)	772
Distributions payable	(1,675)	(521)
Deferred revenue	(88)	955
Payables to sellers	1,113	(3,838)
Other liabilities	(1,443)	(143)
Net cash used in operating activities	(12,137)	(11,588)
Investing activities
Increase in intangibles	(48)	(14)
Purchases of property and equipment, including capitalized software	(2,834)	(2,989)
Proceeds from sales of property and equipment	36	24
Proceeds from promissory note	2,554	—
Purchases of short-term investments	(25,000)	(30,000)
Maturities of short-term investments	45,000	20,000
Net cash (used in) provided by investing activities	19,708	(12,979)
Financing activities
Payments of the principal portion of finance lease liabilities	(17)	—
Taxes paid associated with net settlement of stock compensation awards	(558)	—
Proceeds from exercise of stock options	34	124
Payment of earnout liability related to business acquisition	(1,200)	—
Net cash (used in) provided by financing activities	(1,741)	124
Effect of exchange rate differences on cash and cash equivalents	(511)	(83)
Net decrease in cash and cash equivalents	5,319	(24,526)
Cash and cash equivalents at beginning of period	36,497	58,448
Cash and cash equivalents at end of period	$41,816	$33,922
Supplemental disclosure of cash flow information
Cash paid for income taxes, net	$177	$558